Exhibit 99.2

Fourth-Quarter 2012 Results—Supplemental Information

1)	What were multiclient sales in the fourth quarter of 2012?

Multiclient sales, including transfer fees, were $289 million in the fourth quarter of 2012.

2)	What was the WesternGeco backlog at the end of the fourth quarter of 2012?

WesternGeco backlog, which is based on signed contracts with customers, was $977 million at the end of the fourth quarter of 2012.

3)	What were the Schlumberger pretax and after-tax returns-on-sales from continuing operations for the fourth quarter of 2012, excluding charges and credits?

The Schlumberger pretax return on sales from continuing operations, excluding charges and credits, was 17.0% for the fourth quarter of 2012 and 17.8% for the third quarter of 2012.

The Schlumberger after-tax return on sales from continuing operations, excluding charges and credits, was 12.9% for the fourth quarter of 2012 versus 13.6% for the third quarter of 2012.

4)	What was the Schlumberger Net Debt† at the end of the fourth quarter of 2012?

Net debt was $5.1 billion at December 31, 2012—a $1.1 billion improvement as compared to the end of the previous quarter.

Liquidity during the quarter was used primarily for capital expenditures of $1.5 billion partially offset by working capital improvement of $848 million.

†	Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.

5)	What was included in “Interest and other income, net” for the fourth quarter of 2012?

“Interest and other income, net” for the fourth quarter of 2012 consisted of the following:

($ millions)
Equity in net earnings of affiliated companies	$30
Interest Income	5

$35

6)	How did interest income and interest expense change during the fourth quarter of 2012?

Interest income of $5 million declined $2 million sequentially. Interest expense of $93 million was up 5 million sequentially.

7)	Why was there a difference between the consolidated Schlumberger pretax income and the total pretax income of Oilfield Services?

The difference consisted of such items as corporate expenses and interest income and interest expense not allocated to the segments, as well as interest on postretirement medical benefits, stock-based compensation expense and the amortization expense associated with intangible assets recorded in connection with the Smith acquisition.

8)	What was the effective tax rate (ETR), excluding charges and credits, for the fourth quarter of 2012?

The ETR for the fourth quarter of 2012 was 23.8% and in the prior quarter was 23.6%, excluding charges and credits in both periods.

9)	What is the capex guidance for the full year 2013?

Schlumberger capex is expected to be $3.9 billion for 2013. Capex in 2012 was $4.7 billion.

Non-GAAP Financial Measures

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions except per share amounts)
	Fourth Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger income from continuing operations, as reported	$1,807	$436	$9	$1,362	$1.02
Merger and integration costs	60	10	—	50	0.04
Workforce reduction	33	6	—	27	0.02

Schlumberger income from continuing operations, excluding charges & credits	$1,900	$452	$9	$1,439	$1.08

	Third Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger income from continuing operations, as reported	$1,857	$442	$3	$1,412	$1.06
Merger and integration costs	32	4	—	28	0.02

Schlumberger income from continuing operations, excluding charges & credits	$1,889	$446	$3	$1,440	$1.08

	Fourth Quarter 2012		Third Quarter 2012
	GAAP	Excluding Charges	GAAP	Excluding Charges
Pretax return on sales	16.2%	17.0%	17.5%	17.8%
After tax return on sales	12.2%	12.9%	13.3%	13.6%
Effective tax rate	24.1%	23.8%	23.8%	23.6%

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This document, the fourth-quarter and full year 2012 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; pricing erosion; weather and seasonal factors; operational delays; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in our fourth-quarter and full year 2012 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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